Exhibit 10.19

MEMORANDUM

To:	Administrators	From:	Tom Erickson, Jim Shelton and Bill Simpson

Re:	2005 Bonus Plan - Facility Administrators	Date:	April 19, 2005

cc:

The parameters of the bonus plan, for which you are eligible, for the year ended December 31, 2005 are summarized herein. Any bonuses owed will be paid solely at the discretion of LifeCare’s Board, including the decision as to whether or not to pay a bonus, the amount of any bonus to be paid, and the date a bonus is paid.

Eighty percent of the bonus will be based on the achievement of your facility’s EBITDAM pursuant to the 2005 budget (“EBITDAM Component”) with the balance (20%) based upon the achievement of two MBOs (“MBO Component”). The two MBO’s will be the achievement of your facility’s 2005 budgeted operating and capital expenses PPD (“Cost PPD MBO”) and 2005 budgeted commercial census (“Commercial Census MBO”). The Cost PPD MBO and the Commercial Census MBO will be equally weighted (10% each). The EBITDAM and MBO components will be measured on an annual basis or as of the date you are terminated for a reason other than cause.

To earn any bonus you must meet all of the parameters for payment that are discussed below:

1.	You must be an active fulltime employee as of the date the bonuses are paid. If you are terminated other than for cause during 2005 you will receive a pro-rated bonus for the amount earned for the portion of the year in which you were employed as discussed below.

2.	You must not have been disqualified from receiving a bonus based upon a disciplinary action or process improvement plan during the applicable bonus year or at the time the bonus is paid.

3.	In the event that your employment is less than 12 (12) months your bonus will be pro-rated for the portion of the year in which you were employed in an eligible position.

4.

You must achieve the required 25 day LOS on Medicare patients and adherence to all other regulations required to maintain your current LTACH and Medicare provider status. The achievement of the 25 day LOS requirement and the adherence to other

2005 Bonus – Facility Administrators

April 19, 2005

regulations will be measured at the end of your cost report year and through the end of each quarter following the end of your cost report period if you do not have a calendar year end cost reporting period. In the event the quarter end does not contain at least three months of information, the test of adherence to these LTACH certification regulations will be waived and tested again at the end of the next quarter.

There is an opportunity to earn a bonus in excess of your base bonus percentage to the extent that EBITDAM exceeds budgeted EBITDAM. A portion of a bonus can be earned to the extent actual EBITDAM is at least 95% of budgeted EBITDAM. A table (1,2,3) summarizing the bonus earned at various actual to budget variance percentages appears below:

Actual EBITDAM to Budgeted EBITDAM Variance	I EBITDAM Component	II MBO Component	I + II Total
Below 95%	0.0%	4.0%	4.0%
95% - 99.94%	4.0%	4.0%	8.0%
99.5% - 100.4%	16.0%	4.0%	20.0%
100.5% - 102.4%	16.8%	4.0%	20.8%
For every 2% increase thereafter up to 110.4%	+.8%	nc	+.8%
110.5% - 111.4%	21.6%	4.0%	25.6%
For every 1% thereafter	+1.6%	nc	+1.6%

1.	The above grid would max out at 60% of your salary.

2.	The EBITDAM actual balance for computation of bonuses must include an accrual for the estimated bonus earned as of the measurement date by all participants under this plan and all other bonus plans approved by the Compensation Committee.

3.	The salary used to compute the 2005 bonus will be your salary as of December 31, 2005.

In the event you are terminated, other than for cause, you will receive a pro-rata portion of your bonus. The pro-rata amount will be based on:

1.	EBITDAM Component – Will be based on actual year to date operating results through the month in which you were terminated.

2.	MBOs will also be earned based upon an evaluation of the achievement of each MBO as of the date of termination. To the extent it is not possible to measure the achievement of your MBOs as of the date of termination (other than for cause), the MBO component will be deemed to be not earned.

You will not be eligible for a 2005 bonus if you resign or are terminated for cause prior to the date the 2005 bonuses are paid. The amount of bonus earned will be determined and paid

2005 Bonus – Facility Administrators

April 19, 2005

on the earlier of two weeks following the completion of the 2005 audit or two weeks following the financial close of the financial statements for the month in which you are terminated for a reason other than cause.

The Board and Compensation Committee hope that the bonus plan will reward each of you for your contribution toward another successful year.